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Exhibit 99

Unity Bancorp, Inc. 64 Old Highway 22 Clinton, NJ 08809 800 618-BANK www.unitybank.com

NewsNewsNewsNewsNews
For Immediate Release:

October 21, 2002

News Media & Financial Analyst Contact:
James A. Hughes, EVP
Chief Financial Officer
(908) 713-4306

Unity Bancorp Announces Stock Repurchase Program

Clinton, NJ—Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company's common stock, which constitutes approximately 10% of the shares outstanding.

Such purchase would be made from time to time over the next two years in open market transactions. The amount and timing of purchases will be dependent upon a number of factors, including the price and availability of the Company's shares, general market conditions and competing alternate uses of funds, and may be discontinued at any time.

"We believe that the Company's common stock is currently undervalued relative to our peer group. The commencement of the share repurchase program will benefit our shareholders by reducing the number of outstanding shares at a very affordable price," said Unity President and Chief Executive Officer, Anthony J. Feraro. "The share repurchase program which will be funded from the $9 million raised in the September Trust Preferred offering, will enable us to effectively lower our cost of capital."

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $424 million in assets and $374 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its' 12 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release may contain certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

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  Exhibit 99
Unity Bancorp Announces Stock Repurchase Program